EXHIBIT 10.1

                           SOFTWARE LICENSE AGREEMENT

               This Agreement made as of the 27 day of October, 2006

BETWEEN:

               RNG GAMING LTD.
               9 Myrtle Street, Douglas, Isle of Man ("GRNG")

AND

               GOLDEN PALACE LIMITED
               a company organized under the laws of Antigua & Barbuda ("LICENSEE")

WHEREAS

A.   GRNG has all the rights in the intellectual property as set forth herein.

B. GRNG is the owner and developer and/or has all rights to license to third parties the object code version of a computer software application that allows multiple users to participate in online blackjack games, including any additions, modifications, alterations, enhancements and upgrades thereto, and the user interface related thereto (i.e. gaming client), as well as the Internet gaming server software required to run the foregoing (i.e. gaming server), as more particularly described in SCHEDULE B (the "SOFTWARE"); and

C. Licensee desires to obtain a non-transferable, limited license (without the right to sublicense, except as otherwise provided herein) to use the Software according to the terms and conditions of this Agreement, and GRNG has agreed to grant Licensee such license on the terms and conditions of this Agreement; and

D. GRNG is willing to provide the Software to Licensee subject to the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   DEFINITIONS.

Except as defined elsewhere in this Agreement, terms that are used in this Agreement are defined in SCHEDULE A.


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2.   GRANT OF LICENSE - SUPPORT

2.1. LICENSE. Subject to the terms and conditions of this Agreement, GRNG grants to Licensee, subject to any restrictions and limitations set forth herein or in applicable law, a perpetual (subject only to termination in accordance with the terms set forth herein) non-transferable (except as provided herein) license to use, perform, present, and operate the Software for the purpose of displaying, managing and operating Online Gaming, through itself or through affiliates and "white label" web sites (the foregoing shall not be deemed to constitute a sublicense) subject to the terms of this Agreement including the exhibits (the "LICENSED RIGHTS"). Accordingly, all rights granted to Licensee pursuant to this Agreement shall be deemed to also be granted to any affiliate of Licensee. The Licensed Rights shall be granted for the duration of the Term. Licensee shall further have the right to distribute and transmit the gaming client portion of the Software to Players, and to grant to Players the right to use the gaming client portion of the Software. GRNG will continue to have the right to use, modify, upgrade or license the Software, as it desires, provided that the rights of Licensee hereunder shall not be damaged or diminished in any way. GRNG shall provide Licensee with standard and regular modifications, upgrades or enhancements to the Software as agreed between the Parties from time to time, and shall be obligated to license all modifications, upgrades or enhancements to the Software to Licensee at no additional cost to Licensee. For clarity, Licensee will not receive the source code for the Software, but such source code shall be deposited in escrow in accordance with the terms set forth herein. In addition, the Licensed Rights shall extend to any new software applications released by GRNG during the Term and such new software shall be made available to Licensee upon the same terms and conditions as set out herein, save and except that there shall be no Royalty Advance, implementation costs or technical support costs applicable thereto. Notwithstanding anything else contained herein, Licensee shall be permitted (without the prior consent of GRNG) to grant a sublicense of the Licensed Rights to the entity which owns and operates www.get21.com.

2.2. RESERVATION OF RIGHTS. Other than the rights explicitly granted herein, Licensee shall have no other rights, express or implied, in the Software or any component thereof. Without limiting the generality of the foregoing, Licensee acknowledges that the Software, including, without limitation, any updates, upgrades and modifications thereto provided by GRNG, and the Documentation, is commercially valuable and proprietary to GRNG, and Licensee agrees and undertakes not to, except as permitted in this
     Agreement: (i) use the Software, or part thereof, in a service bureau or outsourcing arrangement in support of any third-party; (ii) sell, lease, sublicense or distribute the Software, or part thereof, or otherwise transfer the Software other than as expressly permitted herein; (iii) reverse engineer, decompile, disassemble, or otherwise reduce to human-perceivable form the Software's source code, or part thereof; (iv) modify, revise, enhance, or alter the Software other than for internal use purposes in accordance with the terms set forth herein which shall include modifications required in order to properly install and integrate the Software with Licensee's technical infrastructure; and (vi) use any backup or archival copies of the software components within the Software, or allow any third party to use such copies, for any purpose other than to replace an original copy in the event of the destruction of such foregoing software components, if the Software becomes defective, in any other computer system other than Licensee's, without GRNG's express prior written authorization. The rights set forth herein may not be pledged, mortgaged or otherwise encumbered by Licensee in whole or in part, except with the prior written approval of GRNG, such approval not to be unreasonably withheld. Notwithstanding the foregoing, nothing set forth herein shall prevent Licensee from creating or marketing products or services that are unrelated, or made without reference to, or use the Deliverables (as defined in Section 2.3 below) ("LICENSEE'S IP"); PROVIDED, HOWEVER, that, during the course of Licensee's development, formulation and marketing efforts with respect to Licensee's IP, Licensee does not violate any of the terms and conditions of this Agreement.


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2.3. DELIVERY OF SOFTWARE AND DOCUMENTATION. Within one hundred (100) days from the execution of this Agreement, GRNG shall deliver to Licensee in electronic form (i) a complete copy of the machine executable object code of the Software (the "EXECUTABLE CODE"); and (ii) Documentation relating to the Software necessary to run, maintain, support, and troubleshoot the Software (which, together with the Code shall constitute the Deliverables). Licensee may make copies of the Documentation for internal purposes only, and only as necessary to facilitate Licensee's use of the Software subject to the terms and conditions of this Agreement, and such copies shall remain GRNG's Confidential Information and Intellectual Property. Licensee shall have unrestricted `read' access to all Software files and databases. GRNG shall keep all documentation of Software files, lay-outs and database schemas up to date throughout the Term, and shall provide same to Licensee upon request from time to time throughout the Term.

2.4. INTEGRATION & SET-UP Subject to payment as further detailed in SCHEDULE C, GRNG shall integrate the Software with Licensee's technical infrastructure in accordance with Licensee's then current Application Programming Documentation (API). GRNG acknowledges that it has received a current copy of Licensee's API, and Licensee agrees that it shall provide written notice to GRNG of any changes thereto. Upon the completion of a successful and satisfactory integration to Licensee's satisfaction, in its sole discretion, Licensee shall provide GRNG with written confirmation of its acceptance of the Software ("ACCEPTANCE").

2.5. ESCROW. Not later than 20 days following Acceptance and following any upgrades, modifications or enhancements to the Software or new releases of the Software, GRNG shall deposit the source code of the Software (or upgrade, modification, enhancement or new release, as the case may be) in the hands of a reputable escrow agent, in accordance with reasonable terms to be agreed upon by the parties and such escrow agent. The source code held in escrow shall include everything required to turn the source code into a binary/executable code, including but not limited to build scripts and documentation of environmental requirements such as special compiler switches, operating systems, etc. Licensee shall automatically and immediately have the right to have access to, and use such source code (for the sole permitted use of utilizing the Software pursuant to the terms and conditions set forth herein, and in accordance with all limitations agreed to by Licensee pursuant to this Agreement) solely in the event of: (a) GRNG's bankruptcy (that remains unstayed for a period of greater than 30 days); (b) GRNG's cessation as a going concern; (c) GRNG's demonstrated inability to repay its debts in the normal course of business or (d) GRNG's material breach of this Agreement such that Licensee is not able to use the licensed Software in accordance with the terms of this Agreement. In the event that any of the foregoing conditions ceases to be in effect, the source code shall be returned to escrow and Licensee's access to such source code shall immediately cease (following which Licensee shall certify that it has returned such source code and that it does not retain any copies thereof, in any form). Licensee acknowledges that the source code shall remain, at all times, the confidential and proprietary information of GRNG and that GRNG shall maintain and shall hold all intellectual property rights with respect thereto.


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2.6. USE. Licensee's sole purpose for licensing the Software will be to use it as part of its offering of Online Gaming.

2.7. OPERATION. Licensee shall be responsible for all aspects of operation of the Software and Online Gaming service vis-a-vis the Player, including but not limited to Player registration, Player support, financial services such as debit, credit and credit card clearance, credit card fraud prevention and Player collusion fraud prevention.

2.8. SUPPORT. Throughout the Term (as defined in Section 5.2) and in consideration of the technical support fee to be paid by Licensee to GRNG as stipulated in SCHEDULE C hereto, GRNG will provide Licensee with support services, as set out in SCHEDULE D.

2.9. GRNG ENHANCEMENTS. GRNG will have the obligation to license to Licensee any enhancements, additions or improvements developed by GRNG for the Software, which and when they become available to GRNG's other licensees, at no additional cost to Licensee.

2.10. PLAYER SUPPORT. Licensee shall have the sole responsibility to make available and provide to Players all customer support relating to the Software (or any part thereof).

2.11. INSTALLATION. GRNG shall assist Licensee in the installation and configuration of simple network management protocol (SNMP) agents on all server platforms, including Licensee's database management system. GRNG shall recommend trigger levels for various metrics that require further attention by either Licensee or GRNG.

2.12. REQUIRED SERVICE LEVEL. GRNG will provide Licensee with the specifications for all hardware platforms, operating systems, database management systems and any other ancillary products and services required to operate the Software to achieve a satisfactory level of service to eight thousand (8,000) concurrent logged-in Players. To the extent that Licensee discovers after launching the Games that additional servers or products are necessary to achieve a satisfactory level of service at the indicated number(as determined by the parties, acting reasonably), GRNG will pay fifty percent (50%) of the cost of the additional platforms, software or servers acquired by the Licensee in order to achieve the required service level.

2.13. SKINS. GRNG shall develop `skins' of the Software, as requested by Licensee and to the extent stipulated in SCHEDULE C. With respect to any skins which Licensee requests after Acceptance of the Software, GRNG shall develop such skins within fourteen (14) working days of request by Licensee.

3.   RESTRICTIONS ON LICENSED RIGHTS

     COMPLIANCE WITH LAWS/EXPORT RESTRICTIONS. Licensee will comply with all applicable laws, regulations and rules applicable to its use of the Software, and will not operate or allow the Software to be operated or used in contravention of applicable laws, rules or regulations. For avoidance of doubt, Licensee warrants and represents that the Software shall not be used in the USA and/or offered for use to US residents.


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     Furthermore, Licensee warrants and represents that to ensure that Software is unavailable to US residents, Licensee shall:

     o    Block any US option of real money registration.

     o Block the US player payment method (credit cards and any additional payment instruments).

     o IP block - any player, whose IP, as provided by his ISP, is originated in the US will be blocked from depositing money.

4.   FEES

4.1 FEES. In consideration of the grant of the Licensed Rights, Licensee will pay to GRNG fees in accordance with SCHEDULE C, including but not limited to a revenue share ("ROYALTY"). All payments of the Royalty shall be paid on a monthly basis by wire transfer, to an account designated in writing by GRNG, and shall be due, for each calendar month within fourteen (14) days after the end of each such calendar month.

4.2 ROYALTY ADVANCE. Notwithstanding s.4.1, Licensee shall pay to GRNG an advance on the Royalty ("ROYALTY ADVANCE"), in accordance with SCHEDULE C. The Royalty Advance shall be applied towards the Royalty otherwise due and payable in accordance with s.4.1 herein, and no Royalty shall be payable by Licensee until the Royalty Advance has been fully applied.

4.3 ROYALTY ADJUSTMENT. Notwithstanding anything else contained herein, it is understood and agreed that the Software is being licensed by Licensee on a `most favoured licensee' basis. Accordingly, if, at the end of any calendar year during the Term, it is determined that one or more licensees of GRNG have paid an effective average royalty over such calendar year which is less than the Royalty percentage paid by Licensee (the "Lowest Royalty Percentage"), Licensee shall be entitled to an adjustment ("Adjustment") of the Royalty paid for such calendar year equal to the difference between the Royalty paid by Licensee and the royalty which would have been payable by Licensee at the Lowest Royalty Percentage. The Adjustment shall be payable by way of set-off against future Royalties owing for the ensuing calendar year or, upon termination of the Agreement, by way of immediate payment by GRNG to Licensee. Throughout the Term, GRNG shall provide to Licensee all information, documentation and records required for Licensee to confirm whether an Adjustment is required.

4.4 TAXES. Licensee is solely responsible for payment of any applicable taxes assessed upon and payable by Licensee (including sales or use taxes, intangible taxes, and property taxes) resulting from its acceptance of this license or from its possession and use of the Software.

4.5 LATE PAYMENTS. Failure to pay any amount in accordance with this Agreement, on the due date, will be subject to a late charge of 1.0% per month (12% per year), or the maximum lawful rate, whichever is less, compounded monthly, until paid in full.

4.6 OTHER EXPENSES RELATED TO USE OF SOFTWARE. Licensee will be solely responsible for all costs arising out of or in connection with its use of the Software (including without limitation payment processing, payment fraud, collusion prevention, Player service, marketing and chat and Blackjack room management).


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4.7  REPORTS. Together with each payment of Royalties, Licensee shall submit to
     GRNG a Royalty report in a form mutually agreed by the parties which shall be certified by an authorized representative of Licensee and shall state the breakdown of the Rake.

4.8 RECORDS. It is agreed by the parties hereto that all computations relating to determination of the amounts of Royalties due and payable pursuant to this Agreement shall be made in accordance with internationally recognized and generally accepted accounting principles.

4.9 AUDIT. During the Term of this Agreement and for one (1) year after termination of this Agreement, GRNG shall be entitled to audit books and records of Licensee which pertain to this Agreement at any time, but no more than once a year, for the sole purpose of confirming the accuracy of payments due hereunder. Any such audit shall be performed upon no less then 5 days' prior written notice, and during normal business hours and at GRNG's expense by recognized regional or national accounting firms with a presence in the UK; provided, however, if such audit reveals an underpayment of five percent (5%) or more of the amount that should have been paid to GRNG for the period audited, then Licensee shall bear the reasonable expense of such audit in addition to the deficiency. In the event of any underpayment of Royalties, Licensee shall promptly remit to GRNG all amounts due. In the event of any overpayment of Royalties, GRNG shall promptly remit to Licensee the amount of such overpayment. All individuals or entities participating in the audit pursuant to this Section shall execute a confidentiality agreement, which shall be reasonably approved by Licensee.

5.   TERM & TERMINATION

5.1 INITIAL TERM. The initial term of this Agreement shall be four (4) years commencing on the Effective Date and terminating 4 years later, unless or until otherwise terminated pursuant to the terms set forth herein (the "Initial Term").

5.2 RENEWAL TERMS. This Agreement shall automatically renew for successive renewal terms of one (1) year each ("Renewal Terms"), unless Licensee in its sole discretion gives written notice, not less than one hundred twenty
     (120) days prior to the end of the then-current term, of its intention to terminate this Agreement at the end of the then-current term. The Initial Term and any Renewal Terms shall be referred to as the "Term".

5.3 TERMINATION. This Agreement may be terminated only: (i) by Licensee, upon providing no less than six (6) months' prior written notice to the other party; (ii) by either party in the event the other party has committed a material breach including but not limited to payment of any amounts due pursuant to SCHEDULE C, infringement of Intellectual Property or breach of confidentiality obligations of Licensee set forth in this Agreement, all provided that such breach has not been cured within 30 days after written notice thereof has been delivered by the non-breaching party to the breaching party; (ii) by Licensee, upon material breach of GRNG of this Agreement such that Licensee is not able to use the licensed Software in accordance with the terms of this Agreement; or (iii) by mutual written agreement of the parties.


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5.4  NO TERMINATION LIABILITY. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, as a result of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of either party.

5.5 CONSEQUENCES OF TERMINATION. Upon termination of this Agreement, the license granted to Licensee in this Agreement shall terminate and Licensee shall immediately discontinue all further use of the Software promotion, marketing or sale, leasing, licensing or any other distribution of the Software. Without limiting the generality of the foregoing, upon termination Licensee shall (i) promptly (within 5 days) return to GRNG any tangible property representing disclosed Confidential Information divulged by GRNG and all copies thereof; and (ii) immediately erase/delete any such Confidential Information held by it in electronic form, and certify as to such return and/or destruction. Notwithstanding the aforementioned, Licensee may continue, to provide maintenance and support services to its existing users.

5.6  TERMINATION FOLLOWING BREACH OF CONFIDENTIALITY. If Licensee breaches
     Section 12.8, GRNG may terminate the Licensed Rights and this Agreement with immediate effect, by giving Licensee written notice of the breach.

5.7 INSOLVENCY/BANKRUPTCY. Either party hereto may terminate this Agreement with immediate effect, by providing the other party with written notice, if the other party has experienced an event of Insolvency.

5.8 NON-EXCLUSIVE REMEDIES. The remedies set forth in this Section 5 are non-exclusive and any waiver of any of such rights and remedies shall not constitute a waiver of any other rights or remedies that either party may hold.

6.   INTELLECTUAL PROPERTY OWNERSHIP

6.1 SOFTWARE. GRNG DOES NOT SELL OR TRANSFER TITLE IN THE SOFTWARE, OR ANY PART THEREOF, TO LICENSEE, OR ANY THIRD PARTY. Other than the Licensed Rights and as further set forth herein, Licensee acquires no rights whatsoever in connection with the Software and the Documentation. Licensee shall not assert any claim of ownership of, or any claim to the Software or Intellectual Property of GRNG by reason of Licensee's use thereof or otherwise and shall not challenge or allow any party to challenge the validity of the Software or Intellectual Property or GRNG's ownership of the Software or Intellectual Property. It is expressly agreed that the ownership of all right, title and interest in the Software and any copies thereof, as well as any updates or new releases thereto, and any Intellectual Property associated therewith, is and shall remain vested solely in GRNG and shall be owned solely and exclusively by GRNG. Nothing in this Agreement shall constitute a waiver of GRNG's Intellectual Property Rights under any law, or be in any way construed or interpreted as such. Licensee shall retain sole right, title and interest to Licensee's IP, and nothing in this Agreement shall constitute a waiver of Licensee's Intellectual Property Rights in and to Licensee's IP, under any law, or be in any way construed or interpreted as such. GRNG shall not assert any claim of ownership of any rights with respect to Licensee's IP and shall not challenge the validity of Licensee's IP or Licensee's ownership thereof. Notwithstanding the above, any derivative works made pursuant to the request or specifications of Licensee by either party hereto (hereinafter: "Derivative Works") shall be jointly owned by the parties and no party shall act with respect to Derivative Works without the prior written consent of the other party.


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6.2  FURTHER ASSURANCES. At GRNG's reasonable request and sole expense, Licensee shall cooperate with and provide reasonable assistance to GRNG (including, without limitation, execution and delivery of affidavits, declarations, oaths, samples, exhibits, specimens and any other documentation) in order to protect GRNG's Intellectual Property rights to which Licensee has access via the exercise of the Licensed Rights.

7.   REPRESENTATIONS AND WARRANTIES

7.1 REPRESENTATIONS AND WARRANTIES OF GRNG. GRNG warrants that: (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the performance by Licensee of its obligations hereunder, and the consummation of the transactions contemplated hereunder, have been duly authorized by GRNG. This Agreement, upon execution and delivery by Licensee and GRNG, will constitute the legal, valid and binding obligations of GRNG, enforceable against GRNG in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors' rights generally or by general principles of equity; (ii) it is authorized to enter into this Agreement, and that it is authorized to grant the rights contemplated to be granted in this Agreement to Licensee; (iii) the Software and Documentation do not infringe on any copyright, patent or other proprietary rights (including trade secrets) of any third party; (iv) the Software will be free from material errors and will operate substantially in accordance with the related Documentation; and (v) GRNG will have tested the Software using virus-checking methods and quality assurance procedures that are utilized by similar operators within its industry. In the event that GRNG fails to correct any non conformance of the Software or to replace the non-conforming Licensed Software within a reasonable period of time which shall not exceed a period of thirty (30) days, Licensee may elect, at its option, to terminate the Agreement. In such a case GRNG's sole obligation will refund to Licensee to all fees previously paid to GRNG by Licensee. OTHER THAN THE WARRANTIES SET FORTH ABOVE GRNG DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. It is acknowledged that the foregoing shall not in any way derogate from GRNG's support obligations as set out in SCHEDULE D.

7.2 REPRESENTATIONS AND WARRANTIES OF LICENSEE. Licensee has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the performance by Licensee of its obligations hereunder, and the consummation of the transactions contemplated hereunder, have been duly authorized by Licensee. This Agreement, upon execution and delivery by Licensee and GRNG, will constitute the legal, valid and binding obligations of Licensee, enforceable against Licensee in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors' rights generally or by general principles of equity.


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8.   INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1 BY LICENSEE. Licensee agrees to defend, indemnify and hold harmless GRNG, its affiliates, and its and their stockholders, directors, officers, employees, and assignees and shall pay all finally adjudicated losses, damages, fees, expenses or costs (including reasonable attorney's fees) (individually a "Loss" or collectively "Losses") as and when such Losses are suffered, arising out of or relating to third party claims or demands arising out of: (i) any material breach of a representation or warranty of Licensee in this Agreement; or (ii) Licensee's use of the Software (including use in combination with other software, hardware or equipment (the "Combination") where such Combination is a basis for the claim) where the Software itself is not the basis for the claim. GRNG shall promptly notify Licensee of any third party claim, demand, suit or proceeding, and Licensee will defend and continue the defense of the third party claim, demand, suit or proceeding at Licensee's expense. GRNG agrees to provide reasonable cooperation to Licensee at Licensee's expense, in the defense or settlement of any third party claim, demand, suit or proceeding. If Licensee fails to undertake and continue such defense, GRNG shall have the right (but not the obligation) to make and continue such defense as it considers appropriate, and the reasonable expenses and costs thereof, including but not limited to attorneys' fees, out-of-pocket costs and the costs of an appeal and bond thereof, together with the amounts of any judgment rendered against GRNG shall be paid by Licensee upon demand, provided the claim is indemnifiable by Licensee as provided herein. Nothing herein shall prevent GRNG from defending, if it so desires in its own discretion, any third party claim, demand, suit or proceeding at its own expense through its own counsel, notwithstanding that the defense thereof may have been undertaken by Licensee.

8.2 BY GRNG. GRNG agrees to defend, indemnify and hold harmless Licensee, its affiliates, and its and their stockholders, directors, officers, employees, and assignees and shall pay all finally adjudicated Losses as and when such Losses are suffered, arising out of or relating to third party claims or demands arising out of: (i) any material breach of a representation or warranty of GRNG in this Agreement; or (ii) alleging that the use of any part of the Software by Licensee, as granted to Licensee in this Agreement, infringes upon the rights of that third party to any part of the Software. Licensee shall promptly notify GRNG of any such claim, demand, suit or proceeding, and GRNG will defend and continue the defense of such third party claim, demand, suit or proceeding at GRNG's expense. Licensee agrees to provide reasonable cooperation to GRNG, at GRNG's expense, in the defense or settlement of any such third party claim, demand, suit or proceeding. If GRNG fails to undertake and continue such defense, Licensee shall have the right (but not the obligation) to make and continue such defense as it considers appropriate, and the reasonable expenses and costs thereof, including but not limited to attorneys' fees, out-of-pocket costs and the costs of an appeal and bond thereof, together with the amounts of any judgment rendered against Licensee shall be paid by GRNG, provided the claim is indemnifiable by GRNG as provided herein. Nothing herein shall prevent Licensee from defending, if it so desires in its own discretion, any such third party claim, demand, suit or proceeding at its own expense through its own counsel, notwithstanding that the defense thereof may have been undertaken by GRNG. In addition to the Indemnification obligations set forth above, if the Software becomes the subject of a claim as set forth in this Section 8.2, GRNG shall, at its discretion: (i) obtain a license from such third party for the benefit of Licensee; (ii) replace or modify the Software ("Replacement Software") so it is no longer the subject of a claim so long as such Replacement Software performs substantially the same functions as the Software; or (iii) if neither of the foregoing is commercially feasible, terminate this Agreement and deliver to Licensee the License Fee paid by Licensee to GRNG during a period of 1 year prior to the event that gave rise to the claim.


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8.3  LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE
     OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, ANY DAMAGES FOR LOST PROFITS, INTERRUPTION OF BUSINESS, LOSS OF TECHNOLOGY OR LOST DATA, HOWEVER ARISING, OR LIABILITIES TO THIRD PARTIES ARISING FROM ANY SOURCE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES WHETHER UNDER THEORIES OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Moreover, Licensee hereby undertakes to adopt all reasonable measures to limit the impact of any error or defect in the Software or any components or Derivatives Works thereof (by, among other things, backing up data, adopting procedures to identify and correct errors, replace any lost or damaged media and reconstruct data). IN THE EVENT THAT, NOTWITHSTANDING THE TERMS OF THIS SECTION, GRNG IS FOUND LIABLE FOR DAMAGES BASED ON ANY CLAIM, FOR ANY CAUSE OF ACTION UNDER THIS AGREEMENT. ITS TOTAL LIABILITY UNDER SUCH CLAIM SHALL NOT EXCEED THE ROYALTY PAYMENTS MADE BY LICENSEE TO GRNG HEREUNDER DURING THE PERIOD OF TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE EVENT THAT GAVE RISE TO SUCH CLAIM

9.   TRADEMARKS AND LOGOS

     This Agreement in no way confers upon either party the right to use, without such party's written consent, in any fashion the other party's name, trade name(s), trademarks or logos, or trade on the goodwill of the other.

10.  REGULATORY COMPLIANCE

     Licensee represents that it maintains a compliance program to reasonably protect and preserve its name, reputation, integrity, and goodwill and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world.

11.  ASSIGNMENT

     Neither party shall have the right to assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either party may assign this Agreement to persons or entities controlling, controlled by, or under common control with the assignor, affiliates of assignor or successors-in-interest or successors-in-title of assignor with thirty (30) days prior written notice to the non-assigning party (and provided that such parties assume all of the obligations set forth herein, in writing), and in the event of a merger, consolidation or acquisition of all or substantially all of the assets or business of such party (provided such successor company assumes in writing, all of the obligations set forth herein). This Agreement shall be binding upon and inure to the benefit of the successors and the permitted assigns of the respective parties hereto.

12.  GENERAL

12.1 US DOLLARS. All payment references in this Agreement are to U.S. Dollars.

12.2 ENTIRE AGREEMENT. This Agreement, including its preamble, the Schedules attached hereto and incorporated herein by this reference, contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any previous understandings or agreements, whether written or oral, in respect of such subject matter. This Agreement may not be amended orally, but may be amended only by a written instrument signed by the parties hereto.

12.3 REQUIRED APPROVALS. The parties hereto shall obtain all necessary licenses, permits and approvals of this Agreement required by the any governmental agency, regulatory or gaming board or authority prior to the exercise of the Licensed Rights hereunder.

12.4 NO WAIVER. A breach of a provision hereof shall not be considered to have been waived or consented to unless such waiver or consent is in writing and signed by the party claimed to have so waived or consented. Any waiver or consent by a party of a breach of a provision hereof by any other party shall not constitute a waiver or consent of any other breach of a provision hereof.

12.5 RELATIONSHIP. The parties shall operate and shall be considered solely as independent contractors. Neither of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Any such act will create a separate liability in the party so acting to any and all third parties affected thereby. The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective, and nothing contained in this Agreement shall be construed as creating a partnership, employment relationship, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.

12.6 SEVERABILITY. Should any provision of this Agreement or in an attached schedules or Exhibits be held by a competent body to be illegal, invalid or unenforceable, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the Agreement and such unenforceable or invalid portion(s) shall be severable from the remainder of the Agreement.

12.7 FURTHER ASSURANCES. Both parties agree to execute such other documents and take all such actions as the parties determine are reasonable to effect the terms of this Agreement.

12.8 CONFIDENTIALITY.

     12.8.1 DUTIES OF CONFIDENTIALITY. Each party hereto agrees: (i) to hold Confidential Information of the other party in the strictest confidence and protect such Confidential Information to the same extent and by the same means it uses to protect the confidentiality of its own proprietary or confidential information that it does not wish to disclose, but in any event, at least to a reasonable extent and by reasonable means; (ii) not to make use of or reproduce Confidential Information (other than as permitted hereunder or to perform its obligations hereunder); (iii) to disclose the Confidential information to only those of its employees and agents who have a need to know it in the course of their duties; and (iv) to require its employees and agents to protect Confidential Information in a manner commensurate with this Section 12.8. To this end, the parties shall obtain and maintain in effect written agreements with each of its employees and/or consultants who participate in any of the work being performed under this Agreement. Such agreements shall impose an obligation of confidence on such employees and consultants with respect to the Confidential Information.

     12.8.2 PUBLICITY. The parties may not publicize or make any press announcements regarding the arrangements with respect to the relationship set forth herein without the reasonable written consent of the other party subject to legal obligations.

     12.8.3 PLAYER DATA. GRNG acknowledges and agrees that all information and/or data concerning Players is the sole and exclusive property of Licensee and constitutes Confidential Information proprietary to Licensee, and shall be subject to the duties of confidentiality set out in this Agreement. Nothing in this Agreement shall convey any rights or interest whatsoever to GRNG with respect to Player information or data, and GRNG shall not copy, transfer, sell, use or access Player information or data in any manner which is not expressly permitted herein.

     12.8.4 INJUNCTIVE RELIEF. If either party breaches any of its obligations with respect to confidentiality or unauthorized use or disclosure of Confidential Information hereunder, the non-breaching party is entitled to seek equitable and injunctive relief in addition to all other remedies that may be available to protect its interest.

12.9 SURVIVAL. The rights and obligations pursuant to Sections 1, 2.2, 2.5, 4.1, 4.2, 4.3, 4.4, 4.7, 5.3, 5.4, 5.7, 6, 7.1 (but only insofar as limitation of warranties), 8, 12, and SCHEDULE C, and those rights and obligations, which by their nature are designed to survive termination, shall survive the termination of this Agreement for any reason.

12.10 GOVERNING LAW; VENUE JURISDICTION. This Agreement, and all rights and obligations of the parties relating to this Agreement, shall be governed by and construed in accordance with the internal laws of the United Kingdom and shall be construed and interpreted in accordance with its laws, without regard to conflict of law provisions. The parties hereby submit to the exclusive personal jurisdiction of the courts of competent jurisdiction residing in London, England and each party hereby consents to the jurisdiction and venue of such courts.

12.11 NOTICES. Any notice required or permitted to be given hereunder shall be in writing and shall be served upon the other by express carrier and shall be considered delivered upon sender's confirmation of receipt by the receiving party. Such notices may alternatively be made by confirmed facsimile transmission, or by express mail with confirmation by express carrier. Any notice to GRNG shall be addressed to:

           GRNG.
           9 Myrtle Street, Douglas, Isle of Man

           Attn: CEO/CFO
           Facsimile: ______________
           Telephone: _____________

     or such other individual(s) or address(es) as may be designated in writing by GRNG.

     Any notice to Licensee shall be addressed to:

           Golden Palace Ltd.
           11 Old Parham Road
           St. John's Antigua

           Attn: Richard Rowe
           Facsimile: 450-635-1118
           Telephone: 450-444-7771


     or such other individual(s) or address(es) as may be designated in writing by Licensee.

12.12 HEADINGS. The headings to the Articles, Sections, Subsections and Schedules contained herein or attached hereto are for identification purposes only and are not to be construed as part of this Agreement. Unless otherwise stated, all references in this Agreement to Articles, Sections, Subsections and Schedules refer to Articles, Sections, Subsections and Schedules of this Agreement.

12.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, including facsimile counterparts, any one of which need not contain the signatures of more than one party, but all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed this Agreement as of the date set below their respective signatures.


RNG GAMING LTD.                  GOLDEN PALACE LIMITED

By: /s/ Citron Shimon            By: /s/ Richard Rowe
---------------------            --------------------
Name: Citron Shimon              Name: Richard Rowe

Title: Chief Executive Office    Title: Chief Executive Officer

Date: October 31, 2006           Date: October 25th 2006

                                   SCHEDULE A

                                   DEFINITIONS

     1. DEFINITIONS. The following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth below.

          1.1. "CONFIDENTIAL INFORMATION" means the information of one party that is disclosed to the other party in any form whatever and marked as "Confidential", "Proprietary", "Discloser Private", or "Restricted" by the discloser, or is information of such nature that the recipient should reasonably know it is confidential information of the discloser. It includes but is not limited to the contents of the Agreement, the source code for the Software, Intellectual Property and all data and information relating to the business and affairs of a party (including information concerning Players) and, in the case of confidential information of GRNG, includes the Software and Documentation and any other proprietary and trade secret data and information of GRNG to which Licensee gains access. Confidential Information shall not include information that: (i) is or has become publicly known through no wrongful act or breach of any obligation of confidentiality; (ii) was rightfully received by the recipient on a non-confidential basis from a third party (provided that such third party is not known to the recipient to be bound by a confidentiality agreement with discloser or another party); (iii) that recipient can prove was lawfully known to recipient prior to the time it was disclosed to recipient by the disclosing party or learned by recipient under this Agreement; or was independently developed by the receiving party without access to or use of the disclosing party's confidential information.

          1.2. "DOCUMENTATION" means all user manuals, documents, drawings and other written or electronic materials pertaining to the Software or which is provided by GRNG in accordance therewith.

          1.3. "EFFECTIVE DATE" means November 13, 2006.

          1.4. "GAME" means the multi-player blackjack games or other applications based on the Software.

          1.5. "INSOLVENCY" means any of the following: the appointment of or the application to a court for the appointment of a liquidator, administrator, administrative receiver or receiver, which is not removed or cancelled within 30 days, any proposal by the party for or the entering into of a scheme or arrangement or composition with or for the benefit of creditors, which is not removed or cancelled within 30 days, a resolution or proposed resolution to wind it up, where the value of its assets is less than the amounts of its liabilities including any contingent or prospective liabilities, which is not removed or cancelled within 30 days, becoming unable to pay its debts as and when they fall due (excluding non-payment of minor debts incurred in the ordinary course of business and which do not pose a material threat), where execution or other process issued on a judgment, decree or order of any court in favor of any creditor of the party in respect of a liability of the same is returned unsatisfied in whole or in part, ceasing to carry on business, or undergoing any procedure comparable or analogous to any of the foregoing under the laws of any competent jurisdiction and "Insolvent" shall be construed accordingly.

          1.6. "INTELLECTUAL PROPERTY" means (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), including but not limited to any reissues, continuations, continuations-in-part, divisions, revisions, extensions or reexaminations thereof; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data and related information); and (vi) all other intellectual property rights (including but not limited to mask works).

          1.7. "INTERNET" means the global computer information network commonly referred to as the Internet and any successor or ancillary network, including, without limitation, what is currently referred to as Internet.

          1.8. "LAUNCH" shall mean the date upon which the Multi player Black Jack tournament game operated by Licensee and based on the Software first becomes accessible for real money public play over the Internet;

          1.9. "LICENSED RIGHTS" shall have the meaning set forth in Article 2.1 of this Agreement.

          1.10. "ONLINE GAMING" means the presentation of gaming applications via the Internet where a participant places a wager on a game or games, the outcome of which is uncertain.

          1.11. "OPERATORS" means Licensee's call centre representatives and/or risk agents who use the Software's back-end tools.

          1.12. "PLAYER(S)" means the Online Gaming customers of Licensee or any of Licensee's affiliates.

          1.13. "RAKE" shall mean the fee charged, in Licensee's sole discretion, from Players who participate in the Game.

          1.14. "USERS" means Players and Operators.

          1.15. "SKIN" means a graphic design of the client application (changes of colors, logos and artwork).

                                   SCHEDULE B

   Shall be furnished to the Securities and Exchange Commission upon Request

                                   SCHEDULE C

1. ROYALTY. The Royalty shall be calculated as fifteen percent (15%) of the Rake.

2. LICENSE FEE . Licensee shall pay GRNG a one time license fee equal to $400,000.

3. INTEGRATION COSTS. One time Integration costs - $350,000 includes the integration of the Software to Licensee's back office management `cage' software, and 13 skins of the Software (which shall be developed by GRNG from time to time throughout the Term, at Licensee's discretion).,

4. TECHNICAL SUPPORT. Technical support for the initial one year period, as described in SCHEDULE D equal to $150,000 the sums payable under sections 2,3 and 4 above, totaling $ 900,000 (nine hundred thousand US dollars) shall be payable in eight monthly installments equal to $125,000 (one hundred and twenty five thousand US dollars) commencing on January 1, 2007 and ending on August 1, 2008.

5. ROYALTY ADVANCE. The Royalty fee which will be paid in advance shall be in the amount of One Hundred Thousand United States Dollars ($100,000.00 USD), payable as follows:

     $50,000 USD to be paid upon the Effective Date of this Agreement; and

     $50,000 USD to be paid within 30 days from the Effective Date of this Agreement.

6. HARDWARE & HOSTING. Subject to Section 2.12, Licensee shall be solely responsible for hardware, hosting and bandwidth selection, acquisition and costs.

                                   SCHEDULE D

                             SERVICE LEVEL AGREEMENT

DEFINITIONS.

     In addition to the other capitalized terms defined herein and in the Software License Agreement (the "Agreement") to which this Service Level Agreement (the "SLA") is attached as SCHEDULE D, the following terms shall have the meanings provided below:

     "CRITICAL ERROR" A Critical Error occurs when a Primary Functionality of the Software is inaccessible, unusable, inoperative or degraded or retarded to such an extent that the User experience is materially adversely affected and there is no Work Around or the system crashes or locks up or there is data loss or corruption, or else where an Operator reports any error and requests it be corrected, regardless of the magnitude of the error.

     "DOWNTIME" means that the Software is inaccessible via the Internet for one
     (1) minute or more, excluding (a) normal maintenance that is routinely scheduled pursuant to Section 2.1 of this Schedule D for purposes of "updates" and "releases" to the Software, (b) downtime caused by malfunction of Licensee's or a third party's software or equipment or by Licensee's negligence, or misuse of the Software and (c) downtime arising out of Force Majeure events described in the Agreement.

     "HIGH ERROR" A High Error occurs when (i) a Primary Functionality of the Software is inaccessible, unusable, inoperative or degraded or retarded to such an extent that the User experience is materially adversely affected but a reasonable Work Around exists; or (ii) a Secondary Functionality of the Software is inaccessible, unusable or inoperative and there is no Work Around.

     "MEDIUM ERROR" A Medium Error occurs when a Secondary Functionality of the Software is inaccessible, unusable, inoperative or degraded or retarded to such an extent that the User experience is materially adversely affected but a reasonable Work Around exists.

     "LOW ERROR" A Low Error occurs when there is an issue of minimal impact to a Secondary Functionality of the Software and a reasonable Work Around exists.

     "PRIMARY FUNCTIONALITY" means the ability of the User to access and use the full functionality of the Software and without which the Software is inaccessible, unusable, inoperative or degraded or retarded to such an extent that the User experience is materially adversely affected.

     "SECONDARY FUNCTIONALITY" means functionality which supports the Primary Functionality of the Software but failure of which does not result in an inability to use the Software.

     "TECHNICAL SUPPORT" means all of the services described in this SLA.

     "WORK AROUND" means a temporary resolution that restores the service and operation of the Software in full accordance with the relevant specification without loss of functionality.

2.   SERVICE LEVEL OBJECTIVES.

2.1  SYSTEM AVAILABILITY.

     2.1.1 Subject to the terms and conditions of the Agreement and this SLA, GRNG shall keep the Software launched by Licensee hereunder available 99.5% of the time on a 24/7, 365-day a year basis, agreed scheduled maintenance time pursuant to section 2.3 below excepted.

     2.1.2 For each minute of Downtime (where the Software does not meet the availability requirement set out above in Section 2.1.1) occurring during any calendar month to the Software that is offered by Licensee to User on a During All Hours basis, Licensee will be entitled to a payment of credit (the "SERVICE CREDIT") against amounts payable to GRNG under Section 2 above in such month in an amount equal to the product of (i) the Average Daily Revenue divided by 1440 and (ii) the number of minutes in such month of Downtime. For purposes of the foregoing, "Average Daily Revenue" shall mean with respect to any month (x) the sum of revenues generated in such month by the Software, in each case less the Royalty payable to GRNG divided by (y) the number of days in the applicable month. Notwithstanding the foregoing, in no event shall the Service Credit in any month be greater than the Royalty payable to GRNG under Section 2 above for such month. Licensee shall document each Downtime occurrence and provide such documentation to GRNG within ten (10) days of the occurrence, and must include a description of the Downtime with the time of the event, duration, and any diagnostic information substantiating the Downtime.

2.2 SCHEDULED DOWNTIME. Software maintenance shall be conducted by GRNG in accordance with a schedule which has been agreed to in advance by both Licensee and GRNG, acting reasonably, and shall in any case occur between the hours of 10:00 Greenwich Mean Time and 14:00 Greenwich Mean Time (or as otherwise advised in writing by GRNG from time to time so as to ensure that maintenance is performed during "low time"). It is understood by the Parties that the number of scheduled maintenance occurrences will be kept to a minimum and within generally acceptable levels and in conformity with good industry standards.

2.3 NETWORK SERVICE PROVIDER OR INTERNET OUTAGES. Subject to Clause 2.5, GRNG will not give Service Credit for Downtime resulting from network service provider outages or Internet outages resulting from failures outside the explicit control of GRNG. Licensee acknowledges that GRNG does not and cannot control the flow of data to or from GRNG's network and other portions of the Internet. Such flow depends in large part on the performance of Internet services provided or controlled by third parties.

2.4 SECURITY SHUT-DOWNS. Service Credit will not be given for any events resulting from any interruption in the provision of any Software application due to circumstances reasonably believed by GRNG to be a significant threat to the normal operation of the Software or integrity of Player data and which are outside GRNG's control. In the event of such an interruption or shutdown, GRNG will return the affected Software application to normal operation as soon as reasonably possible. Upon request, GRNG will provide Licensee with a copy of its security policies then in effect.

3.   TECHNICAL SUPPORT.

3.1 SCOPE. Licensee's authorized personnel (including senior call centre representatives) will be given the telephone number and email address for GRNG technical support personnel. GRNG shall provide 24/7 telephone support to Licensee on issues relating to the Software.

3.2 STANDARD TECHNICAL SUPPORT. A GRNG contact will be available for standard technical support between the hours of 8.00 a.m and 6.00 p.m Israel Time, Sunday through Thursday. Standard technical support will cover any issue relating to the Software.

3.3 EMERGENCY TECHNICAL SUPPORT. GRNG will provide a telephone contact number for use outside of the standard support hours. This contact will only be used when a Medium Error, High Error, Downtime or Critical Error condition exists.

3.4 EXCLUSIONS FROM SUPPORT SERVICES. GRNG shall have no obligation to provide support services for any hardware used by Licensee or for any defect or failure to the Software caused by the improper use by Licensee or other unauthorized personnel, but will nevertheless use all reasonable endeavours to provide the same if requested by Licensee, subject to any additional reasonable charge agreed by the Parties.

4.   UPDATES.

     GRNG shall periodically update the Software at no additional cost to Licensee, which updates shall implement bug fixes or enhancements as reasonably determined by GRNG in consultation with Licensee.

5.   PRIORITY LEVELS FOR TECHNICAL SUPPORT.

5.1 PRIORITY LEVELS. Problems shall be categorized by Licensee according to the priority levels set forth in this Section 5.

5.2  CRITICAL ERRORS. GRNG shall diagnose a Critical Error within twenty-four
     (24) hours of notification by Licensee and will implement a fix or a Work Around as soon as reasonably possible and in no event more than two (2) calendar days after initial notification by Licensee. Downtime shall be categorized as a Critical Error.

5.3 HIGH ERRORS. GRNG shall diagnose a High Error within forty-eight (48) hours of notification by Licensee and will implement a fix or a Work Around as soon as reasonably possible and in no event more than four (4) calendar days after initial notification by Licensee.

5.4 MEDIUM ERRORS. GRNG shall diagnose a Medium Error within three (3) business days of notification by Licensee and will implement a fix or a Work Around as soon as reasonably possible and in no event more than six (6) business days after initial notification by Licensee.

5.5 LOW ERRORS. GRNG shall diagnose a Low Error and will implement a fix or a Work Around as soon as reasonably possible and in no event more than twenty
     (20) business days after initial notification by Licensee.

5.6 FAILURE TO COMPLY. In the event that GRNG: (1) fails to diagnose an error within the applicable time frame set out herein, or (2) fails to implement a fix or Work Around within the applicable time frame set out herein (in either case, the "Deadline"), then notwithstanding anything to the contrary contained in this Agreement, Licensee shall not be obligated to pay, and GRNG shall not be entitled to receive, a Royalty with respect to any and all Rake charged by Licensee during the period of time from the Deadline to and including the date on which the error is properly diagnosed by GRNG or a fix or Work Around is successfully implemented by GRNG, as the case may be.

     For these purposes "notification" shall commence upon the notification by Licensee to GRNG of an error, and "days" shall mean actual, calendar days, not business/working days.

     Any change of the terms of this Schedule D shall be negotiated in good faith, mutually agreed and will have no effect unless both Parties agree to it in writing.